UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 15, 2006
The Sherwin-Williams Company
(Exact Name of Registrant as Specified in Charter)

Ohio	1-04851	34-0526850
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

	101 Prospect Avenue, N.W.	44115
	Cleveland, Ohio	(Zip Code)
(Address of Principal
Executive Offices)
(216) 566-2000
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On March 15, 2006, The Sherwin-Williams Company entered into a modification to its Second Amended and Restated Credit Agreement, dated as of December 8, 2005 (the “Credit Agreement”), among Sherwin-Williams, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent. Under the Credit Agreement, Sherwin-Williams has the right to borrow and to obtain the issuance, amendment, renewal or extension of letters of credit so long as no Default (as defined in the Credit Agreement) has occurred and is continuing. The modification to the Credit Agreement provides that in the event a judgment for the payment of money in excess of $75 million and not covered by insurance is entered against Sherwin-Williams in the lead pigment and lead-based paint action brought by the State of Rhode Island, such judgment will not prevent Sherwin-Williams from borrowing and obtaining letters of credit under the Credit Agreement, provided that such modification shall terminate unless the judgment shall have been effectively stayed, vacated or bonded pending appeal prior to the earlier of (a) the date on which any Event of Default (as defined in the Credit Agreement) shall occur under the Credit Agreement and (b) the twentieth day after the date of entry of the judgment.
     The foregoing description of the modification to the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such modification, which is filed as Exhibit 4 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.
                 The following exhibit is filed with this report:

Exhibit No.	Exhibit Description

4	Modification, dated as of March 15, 2006, to the Second Amended and Restated Credit Agreement, dated as of December 8, 2005, by and among The Sherwin-Williams Company, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SHERWIN-WILLIAMS COMPANY
March 16, 2006	By:	/s/ L.E. Stellato
L.E. Stellato
Vice President, General Counsel and Secretary

Exhibit No.	Exhibit Description

4	Modification, dated as of March 15, 2006, to the Second Amended and Restated Credit Agreement, dated as of December 8, 2005, by and among The Sherwin-Williams Company, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

3